Exhibit 99.1

            SPHERIX REPORTS 2004 FINANCIAL RESULTS AND REVENUE GROWTH

    BELTSVILLE, Md., March 29 /PRNewswire-FirstCall/ -- Spherix Incorporated (Nasdaq: SPEX) today reports an overall growth in revenue of 24%, from $18.1 million in 2003, to $22.3 million in 2004, with an increase in sales backlog of $32 million for 2004. The Company's net loss for the year ended December 31, 2004, was $2.8 million, $0.24 per share, compared with a net loss of $2.3 million, $0.20 per share for 2003.

    Revenue for the InfoSpherix Division increased 30 percent between years, adding an additional $5.2 million over the Division's revenue from the prior year. The Division's increased revenue was achieved from the addition of five new government contracts that the Company won late in 2003 and in early 2004, and from the purchase of six other state and county government reservation contracts in March 2004 from Daksoft, Inc. These additions have provided the Company with a record sales backlog of approximately $60 million. The BioSpherix Division's revenue decreased between years as a result of the one time recognition of $1 million in 2003 as part of the arbitration settlement with Arla Foods.

    The Company's increased loss in 2004 was due in part to increased InfoSpherix marketing costs between years, the relocation of the Cumberland operations to a larger facility in the same area, and to the temporary addition of a Rapid City, South Dakota, contact center related to the Company's asset purchase agreement with Daksoft, Inc. Now that the Company has settled into its new facility in Cumberland, it expects to run the operations more profitably in 2005 and reduce some of its direct and indirect costs. In addition, the Company plans to relocate the operations of the Rapid City, South Dakota business to its Maryland facilities by the end of 2005.

    Richard C. Levin, CEO and President, said, "We are encouraged by the sizeable growth in our existing backlog. This, combined with the current programs available for bid, should allow for further revenue growth in the coming year. Our challenge will be to manage this growth more profitably while maintaining our reputation for customer service in the industry."

                                                For the Year Ended December 31
                                                -------------------------------
                                                     2004             2003
                                                --------------   --------------
Revenue                                         $   22,348,418   $   18,086,711
Operating expense                                   25,193,911       20,361,357
(Loss) income from operations                       (2,845,493)      (2,274,646)

Net (loss) income                               $   (2,822,046)      (2,256,770)
Net (loss) income per share, diluted            $        (0.24)  $        (0.20)

    Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.

    Under its motto, "A World of Solutions," Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in information technology, knowledge management, and biotechnology.

            Spherix's Internet address is http://www.spherix.com.

SOURCE  Spherix Incorporated
    -0-                             03/29/2005
    /CONTACT: Kathy Brailer of Spherix Incorporated, +1-301-419-3900, or kbrailer@spherix.com/
    /Web site:  http://www.spherix.com/